June 1, 2017

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

Confirming Our Strength

On May 3rd, Moody’s Investor Service issued a credit opinion on the FHLBNY, in which it confirmed the strength of our cooperative. Moody’s stated that its rationale for the FHLBNY’s Baseline Credit Assessment (“BCA”) rating of aa3 was “due to the excellent asset quality of its advance portfolio, investment portfolio, and mortgage portfolio, along with its consistent earnings generation and its role as a central liquidity provider for US banks.”

This rationale accurately captures our focus on consistency and reliability, which positions us as a stable and dependable partner for our members. And this partnership is a source of strength for our cooperative: Moody’s notes in its opinion that our franchise “benefits from its very strong advance business...”. We are an advances Bank, and your advances borrowings drive our performance and position us as a leader in the Federal Home Loan Bank System. In fact, Moody’s continues to rate our franchise on a stand-alone basis higher than both the Federal Home Loan Bank System and all of our fellow Federal Home Loan Banks. Of course, the System and the other 10 Federal Home Loan Banks still carry a BCA of a1, reflecting the overall strength and stability of our System.

FHLBNY Declares First Quarter 2017 Dividend

Our own strength and stability is reflected in our quarterly dividend. On May 17th, our Board approved a dividend for the first quarter of 2017 of 5.00 percent, with an approximate dollar value of $76.6 million. As I previously noted, member advance activity is one of the main drivers of the continued solid performance of our core business, and we believe that a consistent and reasonable return on our members’ investment in our cooperative is another way in which we can enhance member value.

FHLBNY Opens New Headquarters

We are also committed to enhancing the member experience. To that end, our new headquarters on the sixth and seventh floors of 101 Park Avenue – which we moved into on May 22nd – will vastly expand our ability to serve our members by providing a space that fosters collaboration, communication and innovation for our employees. Our trading floor serves as the epicenter of our new office space, and brings our Capital Markets and Member Services areas together to further streamline two of our key functions. And in our new space, members will be better able to take advantage of our Member-Director Education Sessions, in which we can tailor demonstrations for members’ boards and management teams to ensure that each institution is getting the most out of its membership in our cooperative. To schedule a Member-Director Education Session, contact your Calling Officer or Adam Goldstein, our Chief Business Officer, at (212) 441-6703.

AHP Applications Due June 9th

Our location may have changed but our mission remains the same. Our Affordable Housing Program (“AHP”) is a vital part of that mission, and the deadline for the 2017 AHP Competitive Round is fast-approaching. Applications must be received by 5:00 p.m. ET on Friday, June 9th. This year, we have approximately $33.2 million set aside from our 2016 earnings to fund grants across our region. As reflected by our performance, our dividend, our ratings and our brand new headquarters, our cooperative is strong. The AHP allows us to partner with our members to use this strength to help those who need it most.

Sincerely,

José R. González
President and Chief Executive Officer